Exhibit 99.1

Seattle Genetics Reports Second Quarter 2020 Financial Results

-Total Revenues of $278.0 Million in the Second Quarter, Including Record Net Product Sales of $240.5 Million Driven by Three Marketed Products: ADCETRIS®, PADCEV® and TUKYSA™-
-Reported Positive Topline Results from Pivotal Trial of Tisotumab Vedotin-
-Conference Call Today at 4:30 p.m. ET-

BOTHELL, Wash. — July 30, 2020 — Seattle Genetics, Inc. (Nasdaq:SGEN) today reported financial results for the second quarter and six months ended June 30, 2020. The Company also highlighted ADCETRIS (brentuximab vedotin), PADCEV (enfortumab vedotin-ejfv) and TUKYSA (tucatinib) commercial and development accomplishments, as well as progress with its lead pipeline programs to treat cancer.
“We generated record product sales of $240.5 million in the second quarter driven by ADCETRIS, PADCEV and now a third commercial product, TUKYSA, following the FDA approval in mid-April for metastatic HER2-positive breast cancer,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We successfully launched TUKYSA in the United States and are building our international capabilities to support global launches. In addition, we reported another quarter of strong PADCEV sales with revenues of $91.6 million in its first two full quarters on the market. Our total revenues are on track to exceed $1 billion in 2020.”

PRODUCT SALES SUMMARY

•ADCETRIS: Continued growth with net sales in the U.S. and Canada of $167.5 million in the second quarter of 2020, an increase of five percent over the second quarter of 2019.
•PADCEV: U.S. net sales in the second quarter were $57.2 million, an increase of 66 percent over the first quarter of 2020.
•TUKYSA: Second quarter net sales of $15.8 million following U.S. approval in mid-April.

Dr. Siegall continued, “We also made substantial progress in the second quarter across our pipeline of more than a dozen programs. We reported positive results from the innovaTV 204 trial of tisotumab vedotin in recurrent or metastatic cervical cancer and plan to discuss with the FDA the potential submission of a Biologics License Application to support an accelerated approval. In addition, we advanced two novel drug candidates into phase 1 trials. We plan to host an investor R&D day later in 2020 to highlight the breadth of opportunities across our programs.”

COMMERCIAL PRODUCT HIGHLIGHTS
ADCETRIS
•Announced Partner's Ex-U.S. Regulatory Progress: In May 2020, Takeda received approval from the European Commission for ADCETRIS for the treatment of patients with previously untreated systemic anaplastic large cell lymphoma (sALCL) in combination with CHP (cyclophosphamide, doxorubicin, prednisone). Also in May 2020, Takeda received approval from China's National Medical Products Administration for ADCETRIS for the treatment of relapsed or refractory sALCL and Hodgkin lymphoma. This marks the first approval of ADCETRIS in China.

•Expanded Clinical Program: Seattle Genetics recently initiated a phase 3 trial in relapsed and refractory diffuse large B-cell lymphoma and expanded a trial in frontline Hodgkin lymphoma to evaluate stage I and II patients.
PADCEV
•Completed Enrollment in Second Cohort of EV-201 Trial: In April 2020, Seattle Genetics and Astellas completed enrollment in the second cohort of the EV-201 trial for patients who previously received a PD-1 or PD-L1 inhibitor, are platinum naive and are not candidates for treatment with cisplatin chemotherapy. Data from the second cohort could potentially serve as the basis for a second PADCEV indication.
•PADCEV Added to Merck Trial in Muscle Invasive Bladder Cancer (MIBC): In July 2020, Merck expanded its ongoing phase 3 KEYNOTE 905 trial to include an arm evaluating PADCEV in combination with KEYTRUDA for patients with cisplatin-ineligible MIBC. The expansion is being conducted under a clinical trial collaboration and supply agreement among Seattle Genetics, Astellas and Merck.
TUKYSA
•Received FDA Approval: In April 2020, TUKYSA was approved by the FDA in combination with trastuzumab and capecitabine for the treatment of adult patients with advanced unresectable or metastatic HER2-positive breast cancer, including patients with brain metastases, who have received one or more prior anti-HER2-based regimens in the metastatic setting. Approval was granted four months ahead of the PDUFA target action date under the FDA's Real-Time Oncology Review pilot program.
•Received Ex-US Regulatory Approvals: TUKYSA received approval in Canada, Singapore and Switzerland under the Project Orbis initiative of the FDA Oncology Center of Excellence that provides a framework for concurrent submission and review of oncology products among international partners.
•Presented and Published HER2CLIMB Analyses in Brain Metastases Patients: Announced positive results from exploratory analyses of the treatment effect of the TUKYSA regimen in metastatic HER2-positive breast cancer patients with brain metastases in the HER2CLIMB trial. Results demonstrated that the addition of TUKYSA to trastuzumab and capecitabine in patients with brain metastases delayed progression in the brain, doubled the intracranial response rate (tumor shrinkage in the brain) and reduced the overall risk of death by nearly half. In the HER2CLIMB trial, the tucatinib regimen was generally well-tolerated with a manageable safety profile. Results were featured in an oral presentation during the virtual scientific program of the 2020 American Society of Clinical Oncology (ASCO) Annual Meeting held in June 2020 and simultaneously published in the Journal of Clinical Oncology.

PIPELINE HIGHLIGHTS
•Reported Positive Topline Results from Tisotumab Vedotin Pivotal Trial: In June 2020, Seattle Genetics and Genmab announced positive topline results from the phase 2 single-arm clinical trial known as innovaTV 204 evaluating tisotumab vedotin administered every three weeks for the treatment of patients who have relapsed or progressed on or after prior treatment for recurrent or metastatic cervical cancer. Results from the trial showed a 24 percent confirmed objective response rate (ORR) by independent central review with a median duration of response of 8.3 months. The most common treatment-related adverse events (greater than or equal to 20 percent) included alopecia, epistaxis (nose bleeds), nausea, conjunctivitis, fatigue and dry eye. The companies plan to discuss with the FDA a potential Biologics License Application (BLA) submission to support accelerated approval.
•Initiated Phase 1 Trials of Two Novel Drug Candidates: In June 2020, the first patient was dosed in a phase 1 trial of SEA-TGT, an anti-TIGIT antibody for patients with solid tumors and lymphomas. SEA-TGT employs the Company’s proprietary Sugar Engineered Antibody (SEA) technology. Seattle Genetics also announced dosing of the first patient in a phase 1 clinical trial evaluating SGN-B6A, an antibody-drug conjugate (ADC) targeting integrin beta-6, which is overexpressed in a variety of solid tumors and has been shown to be a negative prognostic indicator across a diverse range of cancers.

•Presented Early Pipeline and ADC Technology: Advancements in the Company's drug linker and payload components of ADCs as well as preclinical data on multiple investigational drug candidates were presented at the American Association for Cancer Research (AACR) Virtual Meeting II held in June 2020.
For additional information on Seattle Genetics’ pipeline, visit www.seattlegenetics.com/pipeline.
CORPORATE HIGHLIGHTS
•Named Tuomo Pätsi Executive Vice President, Commercial International: In July 2020, Tuomo Pätsi joined Seattle Genetics in the newly created position of Executive Vice President, Commercial International. In this role, he will lead the Company's commercial organization in Europe, Canada and the rest of the world outside of the United States. Mr. Pätsi brings extensive commercial leadership experience, including from Celgene where he was President, Worldwide Markets. Mr. Pätsi also has experience most recently from Bristol-Myers Squibb, and previously from Human Genome Sciences and Amgen. The U.S. commercial organization will continue to be led by Chip Romp, Executive Vice President, Commercial U.S.

SECOND QUARTER AND SIX-MONTHS 2020 FINANCIAL RESULTS
Revenues: Total revenues for the second quarter and six months ended June 30, 2020 increased to $278.0 million and $512.5 million, respectively, compared to $218.4 million and $413.6 million for the same periods in 2019. Revenues are composed of the following three components:
•Net Product Sales:

	Three months ended June 30,			Six months ended June 30,
(dollars in millions)	2020	2019	% Change	2020	2019	% Change
Total Net Product Sales	$240.5	$159.0	51%	$439.0	$294.0	49%
ADCETRIS	167.5	159.0	5%	331.6	294.0	13%
PADCEV	57.2	—	N/A	91.6	—	N/A
TUKYSA	15.8	—	N/A	15.8	—	N/A
•Royalty Revenues: Royalty revenues for the second quarter and year-to-date in 2020 were $31.2 million and $51.6 million, respectively, compared to $23.3 million and $39.0 million for the same periods in 2019. Royalty revenues are primarily driven by sales of ADCETRIS outside the U.S. and Canada by Takeda and, to a lesser extent, sales of Polivy™ (polatuzumab vedotin-piiq) by Roche.
•Collaboration and License Agreement Revenues: Amounts earned under the Company’s ADCETRIS and ADC collaborations were $6.3 million and $21.9 million in the second quarter and year-to-date in 2020, respectively, compared to $36.1 million and $80.7 million for the same periods in 2019. Collaboration revenues for the first half of 2019 included $37.5 million in milestones from Takeda triggered by additional approvals of ADCETRIS in combination with chemotherapy for frontline Hodgkin lymphoma.
Research and Development (R&D) Expenses: R&D expenses for the second quarter and year-to-date in 2020 were $198.1 million and $393.3 million, respectively, compared to $163.9 million and $322.2 million for the same periods in 2019. The increase in 2020 primarily reflected increased investment in the Company's pipeline.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses for the second quarter and year-to-date in 2020 were $125.6 million and $247.9 million, respectively, compared to $82.3 million and $162.6 million for the same periods in 2019. The increase was primarily attributed to increased field sales personnel for Seattle Genetics' recently commercialized products, PADCEV and TUKYSA, as well as higher infrastructure costs to support the Company's continued growth and international expansion.
Cost of Sales: Cost of sales for the second quarter and year-to-date in 2020 were $48.2 million and $77.7 million, respectively, compared to $10.9 million and $21.2 million for the same periods in 2019. The increase in 2020 was primarily due to the gross profit share with Astellas based on PADCEV sales, which were $27.1 million and $43.5 million in the 2020 second quarter and year-to-date, respectively. Cost of sales also increased due to amortization of acquired in-process technology costs that began with the approval of TUKYSA in April 2020, as well as royalties owed for PADCEV and TUKYSA net product sales.

Non-cash, share-based compensation cost for the first six months of 2020 was $68.4 million, compared to $51.9 million for the same period in 2019.

Net Loss: Net loss for the second quarter of 2020 was $21.2 million, or $0.12 per diluted share, compared to net loss of $79.2 million, or $0.49 per diluted share, for the second quarter of 2019. Net loss for the six months ended June 30, 2020 was $189.6 million, or $1.10 per diluted share, compared to net loss of $92.6 million, or $0.57 per diluted share, for the same period in 2019. Net loss in the second quarter and the year-to-date in 2020 included a net investment gain of $72.8 million and $16.7 million, respectively, primarily associated with Seattle Genetics’ common stock holdings in Immunomedics, which was sold in April 2020 for $174.7 million.
Cash and Investments: As of June 30, 2020, Seattle Genetics had $895.7 million in cash and investments.

2020 FINANCIAL OUTLOOK
The Company's 2020 financial guidance is shown below, including PADCEV net sales guidance.

	Current	Previous
Revenues
ADCETRIS net product sales	$675 million to $700 million	Unchanged
PADCEV net product sales	$215 million to $235 million	N/A
Royalty revenues	$105 million to $115 million	Unchanged
Collaboration and license agreement revenues	$30 million to $50 million	Unchanged
Operating expenses and other costs
R&D expenses	$820 million to $870 million	$860 million to $950 million
SG&A expenses	$475 million to $525 million	Unchanged
Cost of Sales	$185 million to $205 million	N/A
Non-cash costs[1] (primarily attributable to share-based compensation)	$180 million to $200 million	Unchanged
1.Non-cash costs include share-based compensation, depreciation and amortization of intangible assets.

Conference Call Details
Seattle Genetics’ management will host a conference call and webcast with supporting slides to discuss its second quarter 2020 and year-to-date financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event and supporting slides will be simultaneously webcast and available for replay from the Seattle Genetics website at www.seattlegenetics.com, under the Investors section. Investors may also participate in the conference call by calling 866-248-8441 (domestic) or 720-452-9102 (international). The conference ID is 1128188. A webcast replay will be archived on the Company's website www.seattlegenetics.com, under the Investors section.

About Seattle Genetics
Seattle Genetics, Inc. is a global biotechnology company that discovers, develops and commercializes transformative cancer medicines to make a meaningful difference in people’s lives. ADCETRIS® (brentuximab vedotin) and PADCEV® (enfortumab vedotin-ejfv) use the Company’s industry-leading antibody-drug conjugate (ADC) technology. ADCETRIS is approved in certain CD30-expressing lymphomas, and PADCEV is approved in certain metastatic urothelial cancers. TUKYSATM (tucatinib), a small molecule tyrosine kinase inhibitor, is approved in certain HER2-positive metastatic breast cancers. The Company is headquartered in the Seattle, Washington area, with locations in California, Switzerland and the European Union. For more information on our robust pipeline, visit www.seattlegenetics.com and follow @SeattleGenetics on Twitter.

Forward-Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the Company’s 2020 outlook, including anticipated 2020 revenues, costs and expenses; the Company’s potential to achieve the noted development and regulatory milestones in 2020 and in future periods; the potential to submit a BLA for accelerated approval of tisotumab vedotin; anticipated activities related to the Company’s planned and ongoing clinical trials; the potential for the Company’s clinical trials to support further development, regulatory submissions and potential marketing approvals in the U.S. and in other countries; the opportunities for, and the therapeutic and commercial potential of ADCETRIS, PADCEV, TUKYSA and tisotumab vedotin and the Company’s other product candidates and those of its licensees and collaborators; the potential for data from the EV-103 trial to potentially support registration under accelerated approval regulations in the U.S.; intended expansion of commercial operations in Europe; as well as other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks that the Company’s ADCETRIS, PADCEV and TUKYSA net sales, revenues, expenses, costs, and other financial guidance may not be as expected, as well as risks and uncertainties associated with maintaining or increasing sales of ADCETRIS, PADCEV and TUKYSA due to competition, unexpected adverse events, regulatory action, reimbursement, market adoption by physicians, impacts associated with COVID-19 or other factors. The Company may also be delayed or unsuccessful in its planned clinical trial initiations, the enrollment in and conduct of its clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, negative or disappointing clinical trial results, unexpected adverse events or regulatory discussions or actions and the inherent uncertainty associated with the regulatory approval process. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Securities and Exchange Commission (SEC), and the Company’s subsequent periodic and current reports filed with the SEC. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

CONTACTS:

Investors:	Media:
Peggy Pinkston	Monique Greer
425-527-4160	425-527-4641
ppinkston@seagen.com	mgreer@seagen.com

Seattle Genetics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Net product sales	$240,465	$158,980	$438,979	$293,981
Royalty revenues	31,235	23,337	51,595	38,957
Collaboration and license agreement revenues	6,298	36,130	21,938	80,708
Total revenues	277,998	218,447	512,512	413,646
Costs and expenses:
Cost of sales	48,244	10,897	77,665	21,197
Research and development	198,077	163,929	393,276	322,194
Selling, general and administrative	125,642	82,331	247,891	162,602
Total costs and expenses	371,963	257,157	718,832	505,993
Loss from operations	(93,965)	(38,710)	(206,320)	(92,347)
Investment and other income (loss), net	72,775	(40,528)	16,728	(220)
Net loss	$(21,190)	$(79,238)	$(189,592)	$(92,567)
Net loss per share - basic and diluted	$(0.12)	$(0.49)	$(1.10)	$(0.57)
Shares used in computation of per share amounts - basic and diluted	173,406	161,436	172,878	161,049

Seattle Genetics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2020	December 31, 2019
Assets
Cash, cash equivalents and investments	$895,668	$868,338
Other assets	1,268,888	1,337,528
Total assets	$2,164,556	$2,205,866
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$282,615	$259,357
Long-term liabilities	67,864	70,222
Stockholders’ equity	1,814,077	1,876,287
Total liabilities and stockholders’ equity	$2,164,556	$2,205,866